                                                                   Exhibit 3.7
[ FEB 11 1987
MICROFILMED]

                                STATE OF INDIANA
                                ----------------

                        OFFICE OF THE SECRETARY OF STATE
                        --------------------------------

To Whom These Presents Come, Greeting:

         Whereas, there has been presented to me at this office, Restated Articles of Incorporation for


                           NEWNAM MANUFACTURING, INC.
                           --------------------------

and said Restated Articles have been prepared and signed in accordance with the provisions of the Indiana Business Corporation Law;

WHEREAS, upon due examination, I find that it satisfies the requirements of I.C. 23-1-18-1;

         NOW, THEREFORE, I, Evan Bayh, Secretary of State of Indiana, hereby certify that I have this day filed said Articles in this office.

         Effective date the provisions will apply is January 16, 1987.

[SEAL]                        In Witness Whereof, I have hereunto set my

                              hand and affixed the seal of the State of

                              Indiana, at the City of Indianapolis, this 16th

                              day of ___January    , 1987.

                                        Evan Bayh
                              ------------------------------------
                                        Secretary of State
                              By
                                ----------------------------------
                                                   , Deputy

--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER




                                     Between




                                    DFS, INC.




                                       and




                           NEWNAM MANUFACTURING, INC.




                                  joined in by




                           THE DALTON FOUNDRIES, INC.

--------------------------------------------------------------------------------

                                    EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is made as of March 31,1992 (the "Agreement.) by DFS, Inc. ("DFS" or the "Merging Corporation") and Newnam Manufacturing, Inc. ("Newnam or the "Surviving Corporation"). The Dalton Foundries, Inc. ("Dalton") joins in this Agreement although it is neither the Surviving Corporation nor a Merging Corporation.

         DFS is an Indiana corporation having 1,000 authorized common shares without par value of which 100 shares are issued and outstanding. DFS is a wholly-owned subsidiary of Dalton.

         Newnam is an Indiana corporation having 10,000 authorized common shares without par value of which 6,952 shares are issued and outstanding.

         The respective Boards of Directors of the parties have determined that it is advisable for DFS to be merged with and into Newnam as described in this Agreement (the "Merger"), as a result of which all of Newnam's outstanding common shares will be converted into only the right to receive a cash payment of Fifty Dollars ($50.00) per share, all on the terms and subject to the conditions of this Agreement and of the Indiana Business Corporation Law ("IBCL ").

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and warranties contained herein relating to the Merger, and intending to be legally bound hereby, the parties hereby adopt the following plan of merger and agree, in accordance with the provisions of the IBCL, as follows:

Article 1         Terms of the Merger

              Section 1.1 The Merger. Upon the Effective Date (as defined in
Section 1.6), in accordance with this Agreement and the IBCL, DFS will be merged with and into Newnam, and Newnam shall be the surviving corporation (the "Surviving Corporation") in the Merger.

              Section 1.2 Effect of the Merger. The Surviving Corporation continues to exist as a corporation under the IBCL, and the separate existence of DFS ceases. The title to all property (whether real or personal, tangible or intangible) owned by DFS or by Newnam is vested in the Surviving Corporation without reversion or impairment. The Surviving Corporation has all liabilities of DFS and Newnam. A proceeding pending against either DFS or Newnam may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for the Merging Corporation. The Articles of Incorporation and the Bylaws of the Surviving Corporation are as provided in
Section 1.3 and Section 1.4, respectively. The shares of Newnam that are to be converted into cash are converted, and the former holders of the shares are entitled only to the rights provided in this Agreement or to their rights under IC 23-1-44. At. any time, or from time to time, after the Effective Date, the officers .of the Surviving Corporation may, in the name of Newnam and/or DFS, and the former officers of Newnam shall, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such actions as the Surviving Corporation may deem necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to and possession of, all of Newnam's property, rights, privileges, immunities, powers, purposes and franchises, and otherwise to carry out the purposes of this Agreement.

              Section 1.3 Articles of Incorporation. The Articles of Incorporation of DFS (the "Articles of Incorporation"), in effect immediately prior to the Effective Date shall from and after the Effective Date be the Articles of Incorporation of the Surviving Corporation, except that Article I
(Name) shall be amended as follows:

         The name of the Corporation is Newnam Manufacturing, Inc.

              Section 1.4 Bylaws. The Code of Bylaws of DFS, as in effect immediately prior to the Effective Date, shall from and after the Effective Date be the Bylaws of the Surviving Corporation, except that Article 1 (Definitions and Construction), Section 1.1 shall be amended in pan as follows:

         "Corporation" means Newnam Manufacturing, Inc. and Article 2 (Identification), Section 2.1 shall be amended as follows:

         2.1. Name. The name of the Corporation is Newnam Manufacturing, Inc.

              Section 1.5 Officers and Directors. The directors and officers of DFS at the Effective Date shall be the directors and officers of the Surviving Corporation, who shall hold office subject to the Bylaws of the Surviving Corporation.

              Section 1.6 Effective Date. The Merger (unless this Agreement is earlier terminated) shall become effective on the date and time, not later than April 30, 1992, when Articles of Merger are filed with the Secretary of State of the State of Indiana.

              Section 1.7 Closing. Unless this Agreement shall have been terminated pursuant to its provisions, the closing (the "Closing") of the transaction contemplated by this Agreement shall take place at a mutually agreeable location immediately following the Newnam Shareholders Meeting (as defined in Section 3.2) or, if later, as soon as practicable after the last of the conditions set forth herein is fulfilled or waived, or at such other time and place and on such date as Newnam, DFS and Dalton may agree.

Article 2         Status of Shares

         Upon the Effective Date, by virtue of the Merger and without any action on the part of the holders of the Common Shares:

              Section 2.1 Outstanding Shares of Newnam. Each Newnam Common Share outstanding prior to the Effective Date (other than Newnam Common Shares subject to rights of appraisal as set forth in Section 2.7) shall be converted into only the right to receive Fifty Dollars ($50.00) in cash, subject to applicable withholding taxes, upon surrender of the certificate(s) representing Newnam Common Shares.

              Section 2.2 Common Shares or DFS. All DFS shares issued and outstanding as of the Effective Date of the Merger shall be deemed converted to common shares of the Surviving Corporation and shall continue to be issued and outstanding shares of the Surviving Corporation with identical designations, preferences, limitations, and relative rights as immediately prior to the Effective Date of the Merger.

              Section 2.3 Cancellation of Unissued Shares of Newnam. Each authorized but unissued Newnam Common Share shall, by virtue of the Merger and without further action, be cancelled and shall cease to exist.

              Section 2.4 No Further Rights or Transfers. Upon and after the Effective Date, the holder of a Certificate shall cease to have any rights as a shareholder of Newnam, except for the right to surrender his Certificate in exchange for payment of the Merger Payment in accordance with this Agreement, and no transfer of Newnam Common Shares shall be made on the stock transfer books of Newnam.

              Section 2.5 Procedure For Payment.

              (a) Payment to Agent. Dalton shall designate one or more banks or trust companies to act as a payment agent ("Payment Agent") hereunder pursuant to an agreement or agreements satisfactory to Dalton.

              (b) Surrender of Newnam Common Shares. DFS shall make appropriate arrangements with the Payment Agent so as to provide, commencing as soon as practical after the Effective Date, that each holder of record as of the Effective Date of one or more Newnam Common Shares, upon surrender to the Payment Agent of one or more certificates for Newnam Common Shares (the "Certificates") for cancellation, together with a duly executed transmittal letter and such other documents, information or assurances as may be required in accordance with this Section 25, shall be paid Fifty Dollars ($50.00) cash per share surrendered, subject to applicable withholding taxes, (the "Merger Payment"). No interest shall be paid or accrued on the Merger Payment payable upon surrender of any Certificate.

              (c) Aggregate Merger Payment. On or before the Effective Date and prior to the filing of the Articles of Merger with the Secretary of State of Indiana, Dalton or DFS shall deposit with the Payment Agent, in trust for the benefit of Newnam shareholders, the aggregate amount (in immediately available funds) to which holders of Newnam Common Shares are collectively entitled pursuant to this
              Article 2 ("Aggregate Merger Payment"). If so requested by the Surviving Corporation, any funds remaining with the Payment Agent(s) six months after the Effective Date shall be released and repaid by the Payment Agent to the Surviving Corporation, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Surviving Corporation for payment thereof.

              (d) Cancellation of Shares. All holders of Certificates shall cease on the Effective Date to have any rights as shareholders of Newnam or any interest in Newnam, DFS, or any subsidiary or affiliate of either, by reason of the Merger and in full satisfaction of all rights pertaining to their shares of Newnam, their exclusive right shall be to receive cash in accordance with this Article 2, without regard to any delay in surrender of any Certificate or appropriate accompanying documentation hereunder.

              (e) Transmittal Letter. As soon as practical after the Effective Date, but in any event not later than five (5) business days thereafter, the Payment Agent shall mail to each holder of record of a Certificate or Certificates: (1) a letter of transmittal which, without limitation, shall include a representation to be signed by the holder that the Newnam Common Shares represented by the Certificate(s) are owned by such holder free and clear of any liens, claims or other encumbrances and shall specify that the delivery shall be effective, and risk of loss entitled to the Certificate(s) shall pass, only upon delivery of the Certificate(s) to the Payment Agent; and (2) instructions for use in effecting the surrender of the Certificate(s) which shall specify what, if any, other documents, information or assurance may reasonably be required by the Surviving Corporation to effect a surrender of any Certificate or to be presented in the absence of a Certificate.

              (f) Lost Certificates. The holders of Certificates representing Newnam Common Shares shall not be entitled to receive the amount of cash payable pursuant to this Section 2.5 until they have surrendered such Certificates. If such Certificates are lost, stolen or destroyed, the Surviving Corporation shall determine the amount of bond, if any, and the type of additional documents, information or assurances as may be reasonably required to protect the Surviving Corporation from any other claimants with respect to the Newnam Common Shares represented thereby in conformity with applicable law. The Surviving Corporation shall have no obligation to payor recognize the claim of any holder of Newnam Common Shares who was not the holder of record thereof as of the Effective Date.

              Section 2.6 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, to the extent required by the IBCL, Newnam Common Shares which are issued and outstanding immediately prior to the Effective Date and which are held by any shareholder who validly asserts appraisal rights pursuant to IC 23-1-44, shall not be converted into the right to receive cash as provided in Section 2.1, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, its right to appraisal and payment under the IBCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, its shares shall thereupon be deemed to have been converted as of the Effective Date into only the right to receive at the Effective Date Fifty Dollars ($50.00) per share, without interest. From and after the Effective Date, no shareholder who has demanded its appraisal rights as provided in IC 23-1-44 shall be entitled to vote its shares for any purpose or to receive payment of dividends or other distributions with respect to such shares (except dividends or other distributions payable to shareholders of record at a date which is prior to the Effective Date). Newnam shall promptly notify DFS of each shareholder who asserts appraisal rights, and DFS shall have the right to participate in all negotiations and proceedings with respect thereto. Prior to the Effective Date, Newnam shall not, except with the prior written consent of DFS, make any payment with respect to, or settle or offer to settle, any appraisal rights asserted under IC 23-1-44.

Article 3 Representations and Warranties of Newnam. Newnam represents and warrants to DFS and Dalton as follows:

              Section 3.1 Existence, Power and Authority. Newnam is a corporation duly incorporated and validly existing under the laws of the State of Indiana, is duly qualified and in good standing as a foreign corporation in each of the jurisdictions where its business requires such qualification, and has all requisite corporate power and authority to own, lease, sublease and operate its properties and conduct its business as is presently conducted.

              Section 3.2 Capitalization. As of March 31,1992, the authorized shares of Newnam consist of 10,000 common shares, without par value, of which ___________ are issued and outstanding. All issued and outstanding Newnam Common Shares are validly issued, fully paid and nonassessable.

              Section 3.3 Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by Newnam, subject to obtaining the approval of Newnam's shareholders at the Special Meeting of the Shareholders ("Newnam Shareholders Meeting") by the vote of not less than a majority of the outstanding common shares entitled to vote (which together with the execution of the Articles of Merger and their filing with the Secretary of State of the State of Indiana are the only additional corporate actions on the part of Newnam necessary for the execution, delivery and performance by Newnam of this Agreement and the consummation by Newnam of the transactions contemplated hereby) and is the legal, valid and binding obligation of Newnam, enforceable against it in accordance with its terms.

              Section 3.4 No Conflict; No Default. The execution, delivery and performance by Newnam of this Agreement and the consummation of the transactions contemplated hereby will not, except as disclosed prior to the Effective Date:
(i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, government agency or arbitrator presently in effect having applicability to Newnam or its properties or of the Articles of Incorporation or Bylaws of Newnam; or (ii) result in a breach of, constitute a default under, otherwise give any party the right to transactions contemplated hereby will not result in the creation of any lien upon any property, assets or business of DFS or Dalton.

              Section 3.5 No Government Approvals. The execution, delivery and performance by DFS or Dalton of this Agreement and the consummation of the transactions contemplated hereby will not require any consent or approval of any governmental or regulatory authority under any provisions of law applicable to DFS or Dalton except for the requirements of the IBCL with respect to the consummation of the Merger.

              Section 3.6 Litigation. There have been no actions, suits or proceedings pending or, to the knowledge of DFS or Dalton, overtly threatened or affecting DFS or Dalton or any of their respective properties before any court, arbitrator, or any governmental agency, domestic or foreign.

              Section 3.7 Proxy Materials. All of the information furnished in writing to Newnam by DFS or Dalton for inclusion in the Proxy Statement with respect to DFS or Dalton or its affiliates will not, at any time, contain any statement which is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements made therein not false or misleading.

Article 4 Representations and Warranties of DFS and Dalton. DFS and Dalton represent and warrant to Newnam as follows:

              Section 4.1 Existence, Power and Authority. DFS and Dalton, respectively, are corporations duly incorporated and validly existing under the laws of the State of Indiana and are not required to qualify as a foreign corporation in any other jurisdiction.

              Section 4.2 Capitalization. DFS has one thousand (1,000) authorized common shares, without par value, of which 100 shares are issued and outstanding. Dalton is the sole shareholder of DFS.

              Section 4.3 Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by DFS and Dalton, has been duly approved by Dalton, the sole shareholder of DFS (which, together with the execution of the Articles of Merger and their filing with the Secretary of State of the State of Indiana, are the only corporate actions on the part of DFS necessary for the execution, delivery and performance by DFS of this Agreement and the consummation by DFS of the transactions contemplated hereby) and is the legal, valid and binding obligation of DFS, enforceable against it in accordance with its terms.

              Section 4.4 No Conflict; No Default. The execution, delivery and performance by DFS or Dalton of this Agreement, does not and will not: (i) violate any provisions of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, government agency, or arbitrator presently in effect, having applicability to DFS or Dalton, or of the Articles of Incorporation or Bylaws of DFS or Dalton, or (ii) result in a breach of or constitute a default under, any material agreements, lease or instrument to which DFS or Dalton is a party or by which DFS or Dalton may be bound or affected. The execution, delivery and performance by DFS or Dalton of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien upon any property, assets or business of DFS or Dalton.

              Section 4.5 No Government Approvals. The execution, delivery and performance by DFS or Dalton of this Agreement and the consummation of the transactions contemplated hereby will not require any consent or approval of any governmental or regulatory authority under any provisions of law applicable to DFS or Dalton except for the requirements of the IBCL with respect to the consummation of the Merger.

              Section 4.6 Litigation. There have been no actions, suits or proceedings pending or, to the knowledge of DFS or Dalton, overtly threatened or affecting DFS or Dalton or any of their respective properties before any court, arbitrator, or any governmental agency, domestic or foreign.

              Section 4.7 Proxy Materials. All of the information furnished in writing to Newnam by DFS or Dalton or inclusion in the Proxy Statement with respect to DFS or Dalton or its affiliates will not, at any time, contain any statement which is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements made therein not false or misleading.

Article 5     Covenants.

              Section 5.1 Access to Information and Confidentiality.

              (a) Prior to the termination of this Agreement, Newnam shall, upon reasonable request, afford to DFS and its agents, full access during normal business hours to the plans, properties, books and records of Newnam and shall cause its officers, employees, accountants and other agents to furnish such additional information as DFS and its agent shall from time to time reasonably request.

              (b) DFS shall, upon reasonable request, provide Newnam and its agents with information concerning DFS and its affiliates and associates as may be necessary for Newnam to prepare the Proxy Statement and such applications or other documents as may be required to obtain all necessary governmental consents and approvals to the transactions contemplated by this Agreement.

              (c) Newnam and DFS shall cause their affiliates, associates, officers and other persons to hold in strict confidence all information obtained in accordance with this Section 5.1 and will not disclose such information to others without the prior written consent of the party from whom the information was obtained. If this Agreement is terminated: (i) DFS, Dalton and their affiliates, associates, officers and other personnel will not use such information acquired from Newnam and will promptly return to Newnam all information which Newnam or its agents furnished to each of them; and (ii) Newnam and its agents, affiliates, officers and other personnel will not use any information acquired from DFS or its associates and affiliates and will promptly return to DFS all information which they may have obtained from DFS.

              Section 5.2 Conduct of Business Prior to the Effective Date. Except as specifically contemplated by this Agreement, or otherwise assented to by DFS, during the period commencing on the date hereof and ending at the Effective Date:

              (a) Newnam shall conduct its business in the ordinary course, consistent with prior practice, and shall not acquire or dispose of any material amount of its assets;

              (b) Newnam shall not (i) amend its Articles of Incorporation or Bylaws; (ii) change the number of authorized shares of its common shares; (iii) declare, set aside, or pay any dividends or other distributions or payment in cash, stock, or property in respect of its common shares; (iv) issue, grant, or sell any shares of, or rights of any kind to acquire any Newnam Common Shares other than exercise of pre-existing stock options, if any; (v) mortgage, pledge, or subject to any material lien or other encumbrance properties or assets of Newnam; (vi) increase the salary, wage, bonus, or other compensation payable to any of Newnam's directors, officers or employees; or (vii) agree to do any of the foregoing; and

(c) Newnam shall use its best efforts to preserve intact its business organization, to keep available the services of its key employees and to preserve the good will of those having business relationships with it.

              Section 5.3 Proxy Material. Newnam shall prepare as promptly as practical, a Proxy Statement. DFS shall furnish to Newnam such information relating to itself, its affiliates and associates, and the plans of such persons with respect to Newnam and DFS after the Effective Date, as may be necessary for Newnam to prepare the documents referenced herein. Newnam shall notify DFS of its intention to mail the Proxy Statement to Newnam's shareholders at least forty-eight hours prior to the intended time of such mailing. Newnam shall not be obligated to file or mail any proxy materials or any amendment or supplement thereto, until DFS shall have consented in writing to the portions thereof relating to it, any of its affiliates or associates and the pains of such persons with respect to Newnam and DFS after the Effective Date.

              Section 5.4 Submission to Shareholders. Newnam shall cause a meeting of its shareholders to be duly called as soon as reasonably practical for the purpose of voting on the Merger and all actions contemplated hereby which require shareholder approval. If the Board of Directors of Newnam recommends approval of the Merger, Newnam shall use its best efforts to solicit from shareholders of Newnam proxies in favor of adoption and approval of the Merger. Subject to the foregoing, Newnam shall take all other action necessary and reasonable to attempt to secure the necessary vote of shareholders in favor of the Merger. Newnam shall prepare and distribute such notices and consents in accordance with applicable laws and regulations.

              Section 5.5 Further Actions. Subject to the terms and conditions hereof, Newnam, DFS and Dalton shall each use reasonable efforts to take all actions to do such things as are reasonably advisable to enable them to consummate the transactions contemplated by this Agreement, including using all reasonable efforts:

              (a)           (a) to effect all necessary filings;

              (b) (b) to defend any lawsuit or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and

              (c) (c) to furnish each other such information and assistance as reasonably may be requested in connection with the foregoing.

Article 6     Conditions.

              Section 6.1 Conditions to Obligations of All Parties. The obligations of Newnam and DFS to effect the Merger and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

              (a) Approval of Shareholders. The Merger shall have been approved by the shareholders of Newnam as provided in Section 3.2 and shall have been approved by the sole shareholder of DFS as provided in
              Section 4.3.

              (b) No Injunctions, Etc. No preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any governmental body or any statute or rule promulgated or enacted by any governmental authority which enjoins or otherwise prohibits the transactions contemplated by shall be in effect.

              Section 6.2 Conditions to Obligations or DFS and Dalton. The obligations of DFS and Dalton to effect the Merger and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the additional conditions:

              (a) Accuracy or Representations and Warranties. The representations and warranties of Newnam contained in Article 3 shall have been true and complete in all material respects when made and at the Closing, except for changes contemplated by this Agreement

              (b) Performance of Agreements. Newnam shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or to be complied with by it prior to or at the Closing.

              (c) Opinion or Newnam Counsel. Newnam shall have furnished the opinion of Baker & Daniels, counsel to Newnam, dated the Closing Date, in form and substance satisfactory to DFS, to the effect that:

                  (i) Newnam is a corporation duly organized and existing under the laws of the State of Indiana;

                  (ii) Newnam has full corporate power to carry out the Merger provided for in this Agreement and all corporate and other proceedings required to be taken by or on behalf of Newnam to authorize it to execute and deliver this Agreement and to consummate the Merger contemplated hereby have been duly taken;

                  (iii) This Agreement and instruments to be delivered pursuant hereto have been duly executed and delivered by Newnam and constitute legal, valid, and binding obligations of Newnam enforceable in accordance with its, and their, respective terms (subject as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and subject to equitable principles limiting the right to obtain specific performance);

                  (iv) Such other matters incident to the Merger contemplated by this Agreement as DFS or its counsel may reasonably request.

              (d) Collective Bargaining Agreement. The International Molders and Allied Workers Union, Local 262, shall agree to extend the Collective Bargaining Agreement to July 30, 1996, with the following changes:

                   - Adjust standards to 480 minute days from 455 and establish an incentive review system.

                   -  Eliminate wage gain plan.

                -  On May 1, 1993, the medical co-payment will be improved:

                   -  Company will absorb $250.00 monthly (family)

                   -  Company will absorb $121.00 monthly (single)


                -  On May 1, 1994, the medical co-payment was improved:

                   -  Company will absorb $300.00 monthly (family)

                   -  Company will absorb $171.00 monthly (family)


                -  On May 1, 1995, add on 40 cents per hour.

                   - 1992 only - 20% of pre-tax profits will be distributed to all employees on an equal basis.

                   - Extend current labor agreement for three years, three months to July 30, 1996.

                   - Establish committee with full authority to review and decide whether permissible to work to Dalton Foundries (this work would be replaced with comparable work.)

                   - Establish committee to monitor and make recommendations for possible changes to insurance program to control costs.

                   - It is the intention of the company to continue existing "shop rules".

                   -  All other contract language will remain the same.

This proposal was ratified by members of Local #262, of the GMP-International Union, March 28, 1992 by a vote of 87 to 64.

              (e) Certain Resignations. David Bash ("Bash") and Russell Baker ("Baker") shall resign as the Chairman and President, respectively, of Newnam effective as of the Effective Date.

              Section 6.3 Conditions to Obligations of Newnam. The obligations of Newnam to effect the Merger and consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to Closing, of each of the following conditions:

              (a) Accuracy of Representations and Warranties. The representations and warranties of DFS contained in Article 4 shall have been true and complete in all material respects when made and at the Closing, except for changes permitted as contemplated by this Agreement.

              (b) Performance of Agreements. DFS shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or at the Closing, including, without limitation, deposit with the Payment Agent the Aggregate Merger Payment in accordance with
              Section 2.5 of this Agreement (c) Litigation. Immediately prior the Closing, there shall not be any action, suit, or pending proceeding against Newnam or any of its directors, offices, or shareholders before any court or governmental agency, domestic or foreign, which seeks to obtain substantial damages from the officers, or directors of Newnam, or seeks injunctive relief; in connection with the Merger or the other transactions contemplated by this Agreement.

              (c) Litigation. Immediately prior to the Closing, there shall not be any action, suite, or pending proceeding against Newnam or any of its directors, offices, or shareholders before any court or governmental agency, domestic or foreign, which seeks to obtain substantial damages from the officers or directors of Newnam, or seeks injunctive relief, in connection with the Merger or the other transactions contemplated by this Agreement.

              (d) Opinion of DFS Counsel. DFS shall have furnished the opinion of Dutton Overman Goldstein Pinkus, P.C., counsel to DFS, dated the Closing Date, in form and substance satisfactory to Newnam, to the effect that:

                   (i) DFS is a corporation duly organized and existing under the laws of the State of Indiana;

                   (ii) DFS has full corporate power to carry out the Merger provided for in this Agreement and all corporate and other proceedings required to be taken by or on the part of DFS to authorize it to execute and deliver this Agreement and to consummate the Merger contemplated hereby have been duly taken;

                   (iii) This Agreement and the instruments to be delivered pursuant hereto have been duly executed and delivered by DFS and constitute legal, valid and binding obligations of DFS enforceable in accordance with its, and their, respective terms (subject as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, or other similar law affecting the enforcement of creditors' rights generally from time to time in effect and subject to equitable principles limiting the right to obtain specific performance); and

                   (iv) The execution, delivery and performance by DFS of this Agreement, and the consummation of the merger contemplated thereby, does not and will not, to the best of counsel's knowledge: (i) violate any provision of law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect, having applicability to DFS or the

                   Articles of Incorporation or Bylaws of DFS, or (ii) result in the breach of or constitute a default under, any material agreement, lease or instrument to which DFS is a party or by which it may be bound or affected. The execution, delivery and performance by DFS of this Agreement and the consummation of the transaction as contemplated hereby will not result in the creation of any lien upon any property, assets or business of DFS, except for such liens as may be created pursuant to the terms of this Agreement or the financing arrangements set forth herein.

                   (v) Such other matters incident to the Merger contemplated by this Agreement as Newnam or its counsel may reasonably request.

Article 7     Miscellaneous.

              Section 7.1 Termination and Abandonment.

                   (a) General. This Agreement may be terminated and the transaction contemplated hereby abandoned at any time, notwithstanding approval thereof by the shareholders of Newnam, but not later than Closing: (i) by mutual consent of the respective Boards of Directors of Newnam and DFS; or (ii) by the Board of Directors of Newnam if the Closing shall not have occurred on or before April 3D, 1992, and the failure to close shall not have been caused by the non-fulfillment of any condition contained in Section 6.2; (iii) by the Board of Directors of DFS if the Closing shall not have occurred on or before April 30, 1992, and the failure to occur shall not have been caused by the nonfulfillment of any condition contained in Section 6.3; or (iv) by the Board of Directors of either Newnam or DFS if any court of competent jurisdiction or any governmental body having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining or prohibiting the transactions contemplated hereby.

                   (b) Procedure Upon Termination. In the event of termination and abandonment of this Agreement, written notice thereof shall be promptly given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the parties hereto.

                   (c) Liability Upon Termination. Upon termination as provided in this Section 7.1, this Agreement shall be void and of no further force or effect and there shall be no obligation on the part of the parties or their respective officers, directors, employees, agents or shareholders, other than as specified in Section 5.1(c).

              Section 7.2 Termination of Representations and Warranties. The respective representations and warranties of Newnam and DFS shall not be deemed waived or otherwise affected by any investigation made by any party. Each representation and warranty shall expire with, and be terminated and extinguished by, the Merger and thereafter Newnam and DFS shall have no liability with respect to any such representation or warranty. Notwithstanding the foregoing, Newnam shall have no liability for any misrepresentation or breach of warranty, except for intentional misrepresentations or breaches of warranty. This Section 8.3 shall have no effect upon any other obligation of the parties, whether to be performed before or after the Effective Date.

              Section 7.3 Governing Law. This Agreement shall be governed by and construed in accordance with - the laws of the State of Indiana applicable to agreements made and to be performed entirely within Indiana.

              Section 7.4 Binding; Assignment. This Agreement shall inure to the benefit of and be binding upon any successor to Newnam and DFS including Dalton. This Agreement may not be assigned by any party without the prior written consent of the other parties.

              Section 7.5 Notification or Certain Matters. Newnam shall give prompt notice to DFS, and DFS shall give prompt notice to Newnam of: (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Date and (b) any material failure of, or any event that will result in the material failure of, Newnam, on the one hand, or DFS, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; however, the delivery of any notice pursuant to this Section 7.5 shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement

              Section 7.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be considered given when delivered personally, delivered by telecopier, or sent by registered or certified letter, postage prepaid, addressed to the parties at the following addresses (or at such other address as a party may specify by written notice hereunder):


If to Newnam:              Newnam Manufacturing, Inc.
                           200 West Ohio Street
                           P. O. Box 271
                           Kendallville, Indiana 46755
                           Attention:
                           Telecopier Number: (219) ___________

With a copy to:            Baker & Daniels
                           2400 Fort Wayne National Bank Bldg.
                           Fort Wayne, Indiana 46802
                           Attention:  Joseph W. Kimmell
                           Telecopier Number: (219) 422-5925

If to DFS:                 DFS, Inc.
                           1900 East Jefferson Street
                           Warsaw, Indiana 46580

                           Attention:  Don I. Drown
                           Telecopier Number: (219) 372-1820

With a copy to:            Dutton Overman Goldstein Pinkus, P.C.
                           710 Century Building
                           36 South Pennsylvania Street
                           Indianapolis, Indiana 46204
                           Attention:  Carl D. Overman
                           Telecopier Number: (317) 633-1494


              Section 7.7 Entire Agreement; Waiver. This Agreement and the other agreements referred to herein or executed on the date hereof constitute a complete statement of all arrangements among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between them, and this Agreement cannot be changed or terminated except by an instrument in writing signed by the parties hereto. No party has made nor shall it be deemed to have made any representation or warranty except as expressly set forth herein. No waiver of any provision of this Agreement given at any time shall be deemed to constitute a waiver of any other provision of this Agreement nor shall such waiver constitute a continuing waiver.

              Section 7.8 Headings. The headings in this Agreement are intended solely for the convenience of reference and shall not be given affect in the construction or interpretation of this Agreement.

              Section 7.9 Publicity. The parties shall consult with each other in issuing any press releases or otherwise making any public statements with respect to the transactions contemplated hereunder, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by law.

              Section 7.10 Further Actions. Each of the parties hereto agree that subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

              Section 7.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


NEWNAM MANUFACTURING, INC.            DFS, INC.




By:      /s/ David M. Bash            By  /s/ Don I. Brown
         ------------------               -----------------------
                                          Don I. Brown, President

                                      THE DALTON FOUNDRIES, INC.




                                      By  /s/ Kenneth L. Davidson
                                          -----------------------
                                            K.L. Davidson, President and
                                            Chief Executive Officer

                            ARTICLES OF INCORPORATION

                                       OF

                           NEWNAM MANUFACTURING, INC.

      The undersigned incorporator, desiring to form a corporation ("Corporation") pursuant to the provisions of the Indiana Business Corporation law as amended from time to time (the "Law"), executes the following Articles of
Incorporation:

                                   ARTICLE I

                                      NAME

      The name of the Corporation is NEWNAM MANUFACTURING, Inc.

                                   ARTICLE II

                                AUTHORIZED SHARES

      SECTION 2.1 NUMBER. The total number of shares which the Corporation is authorized to issue is one thousand (1,000).

      SECTION 2.2 CLASSES. There shall be one (1) class of shares, designated common shares.

      SECTION 2.3 RIGHTS. All common shares shall have the same preferences, limitations and relative rights.

            SECTION 2.3.1 VOTING RIGHTS. With respect to each matter upon which shareholders are entitled to vote, each holder of common shares shall be entitled to one (1) vote for each common share standing in the shareholder's name on the Corporation's books on the record date.

            SECTION 2.3.2 RIGHTS UPON DISSOLUTION. In the event of the dissolution of the Corporation, upon the winding up and liquidation of its business and affairs, each holder of common shares shall be entitled to receive a ratable portion of the net assets of the Corporation remaining after payment (or provision for payment) of the debts and other liabilities of the Corporation.

            SECTION 2.3.3 NO PREEMPTIVE RIGHTS. Shareholders shall have no preemptive rights to subscribe to or purchase any common shares or other securities of the Corporation.

                                    EXHIBIT B

      SECTION 2.4 ISSUANCE AND CONSIDERATION. Common shares may be issued for the consideration fixed from time to time by the Board of Directors.

      SECTION 2.5 RESTRICTIONS ON TRANSFER OF SHARES. The By-Laws, an agreement among shareholders, or an agreement between shareholders and the Corporation may impose restrictions on the transfer (or registration of transfer) of shares of the Corporation.

                                  ARTICLE III

                   REGISTERED OFFICE AND REGISTERED AGENT

      The street address of the Corporation's initial registered office in Indiana and the name of its initial Registered Agent at that office is: Don I. Brown, 1900 East Jefferson Street, Warsaw, Indiana 46580.

                                   ARTICLE IV

                                  INCORPORATOR

      The name and address of the incorporator of the Corporation is:
Carl D. Overman, Dutton & Overman, P.C., 710 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204.



                                   ARTICLE V

                               BOARD OF DIRECTORS

      SECTION 5.1 NUMBER. The Board of Directors shall consist of a minimum of one (1) individual and a maximum of nine (9) individuals. The number of directors may be fixed or changed from time to time, within the minimum and maximum, by the Board of Directors. In the absence of a resolution fixing the number of directors, the number shall be three (3).

      SECTION 5.2 QUALIFICATIONS. Directors need not be residents of the State of Indiana nor shareholders of the Corporation.

                                   ARTICLE VI

                               PURPOSES AND POWERS

      SECTION 6.1 PURPOSE. The purpose for which the Corporation is formed is to transact any and all lawful business for which corporations may be incorporated under the Law.

      SECTION 6.2 POWERS. The Corporation shall have the powers to do all things necessary or convenient to carry out its business and affairs.

                                  ARTICLE VII

                  PROVISIONS FOR MANAGING THE BUSINESS AND
                 REGULATING THE AFFAIRS OF THE CORPORATION

      SECTION 7.1 AUTHORITY OF BOARD OF DIRECTORS. Subject to any specific limitation or restriction imposed by the Law or by these Articles of Incorporation, all corporate powers shall be exercised by or under the authority of the Board of Directors, and the business and affairs of the Corporation shall be managed under the direction of the Board of Directors, without previous authorization or subsequent approval by the shareholders of the Corporation.

      SECTION 7.2 CODE OF BY-LAWS. The Board of Directors shall have the power to adopt, amend or repeal the Code of By-Laws of the Corporation, without previous authorization or subsequent approval by the shareholders of the Corporation.

      SECTION 7.3 REMOVAL OF DIRECTORS. Any director (or all of the directors) may be removed with or without cause by either the shareholders or the Board of Directors. Any director (or all of the directors) may be removed by the shareholders only at a meeting called for the purpose of removing the director(s), and the meeting notice must state that a purpose of the meeting is removal of the director(s). Any of the directors (or all of the directors) may be removed by the Board of Directors at any meeting of the Board, and no notice is required. In either case, a director may be removed only if the number of votes cast to remove the directors exceeds the number of votes cast not to remove the director.

      SECTION 7.4 AMENDMENT OF ARTICLES OF INCORPORATION. The Corporation may amend these Articles of Incorporation at any time to add or change a provision that, as of the effective date of the amendment, is required to be in the Articles of Incorporation or to delete a provision that, as of the effective date of the amendment, is not required to be in the Articles of Incorporation. Amendments to the Articles of Incorporation shall be adopted in any manner prescribed or permitted by the provisions of the Law as of the effective date of the amendment. All rights and powers conferred upon the shareholders or the directors by the Articles of Incorporation or the Code of By-Laws are subject to this reserved right to amend the Articles of Incorporation. An amendment is adopted if the votes cast favoring the amendment exceed the votes cast opposing the amendment.

      SECTION 7.5 POTENTIALLY ABANDONED PROPERTY. After a period of six (6) years from the date specified for payment or delivery, the following property shall revert to and become the property of the Corporation:

            (a) An unclaimed dividend, distribution or other sum payable to a shareholder,

            (b) An unclaimed sum payable to any claimant on any obligation of the Corporation,

            (c) Any unclaimed funds or other property, tangible or intangible, held by the Corporation for the benefit of any person other than the Corporation, and

            (d) The interest, income, earnings or appreciation on any of the funds or property described above.

Before the end of the seventh year after the date that particular funds or property described above should have been paid, distributed or delivered, the Secretary shall prepare the Corporation's written claim to the funds or property including the interest, income, earnings or appreciation.

                                STATE OF INDIANA
                        OFFICE OF THE SECRETARY OF STATE

                              ARTICLES OF AMENDMENT

To Whom These Presents Come, Greeting:

WHEREAS, there has been presented to me at this office, Articles of Amendment for:

                            NEWNAM MANUFACTURING INC

and said Articles of Amendment have been prepared and signed in accordance with the provisions of the Indiana Business Corporation Law; as amended.

The name of the corporation is as follows:

          DALTON CORPORATION, KENDALLVILLE MANUFACTURING FACILITY

NOW, THEREFORE, I, SUE ANNE GILROY, Secretary of State of Indiana, hereby certify that I have this day filed said articles in this office.

The effective date of these Articles of Amendment is May 07, 1997.

                                    In Witness Whereof, I have hereunto set my hand and affixed the seal of the State of Indiana, at the City of Indianapolis, this Seventh day of May, 1997.

ARTICLES OF AMENDMENT OF THE                     Provided by:  JOSEPH H. HOGSETT
ARTICLES OF INCORPORATION                          SECRETARY OF STATE OF INDIANA
State Form 38333 (R6 / 12-93)                   302 W. WASHINGTON ST., ROOM E018
Approved by State Board of Accounts 1988                 INDIANAPOLIS, IN  46204
                                                      TELEPHONE:  (317) 232-6576

                                                  Indiana Code 23-1-38-1 et seg.
                                                               FILING FEE $30.00


INSTRUCTIONS:     Use 8 -1/2 x 11 inch white paper for inserts. Filing
                  requirements - Present original and one copy to address in upper right hand corner of this form.




                            [APPROVED AND FILED IND.
                               SECRETARY OF STATE]

                          ARTICLES OF AMENDMENT OF THE
                          ARTICLES OF INCORPORATION OF:

      Newnam Manufacturing, Inc.

The undersigned officers of:

      Newnam Manufacturing, Inc.

(hereinafter referred to as the "Corporation") existing pursuant to the provisions of: (indicate appropriate act)

X Indiana Business Corporation Law

as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

                             ARTICLE I AMENDMENT(S)

SECTION 1 The date of incorporation of the corporation is:

      February 9, 1987

SECTION 2 The name of the corporation following this amendment to the Articles of Incorporation is:

      Dalton Corporation, Kendallville Manufacturing Facility

SECTION 3

The exact text of Article(s)                    I                    of
                             ---------------------------------------
the Articles of Incorporation is now as follows:

                                    ARTICLE I

                                      NAME

      The name of the Corporation is Dalton Corporation.

Section 4 Date of each amendment's adoption:

      February 11, 1997